Exhibit 99.1

                [CHECKERS DRIVE-IN RESTAURANTS, INC. Letterhead]

                                                                  NEWS RELEASE

CONTACT:        Joseph N. Stein, Executive Vice President or
                James T. Holder, Senior Vice President
                (813) 441-3500

                                                         FOR IMMEDIATE RELEASE

           CHECKERS DRIVE-IN RESTAURANTS INC. ANNOUNCES COMPLETION OF
                    $20.0 MILLION PRIVATE PLACEMENT OFFERING

CLEARWATER, FL--FEBRUARY 21, 1997--CHECKERS DRIVE-IN RESTAURANTS, INC. (NASDAQ:CHKR) today announced that it has received $20.0 million in consideration for issuing 8,771,929 shares of common stock, $.001 par value, and 87,719 shares of Series A preferred stock, $114.0 par value. CKE Restaurants, Inc. which led a qualified investor group, purchased 6,162,299 of Checkers common stock and 61,636 shares of Checkers Series A preferred stock in the private placement.

The Series A preferred stock will be converted into common stock upon shareholder approval at the annual shareholders' meeting and carries a dividend rate of 14.5% if the shareholders fail to approve the conversion.

Checkers plans to use the proceeds from the private placement to immediately pay the following:

        - $8.0 million to reduce the primary credit facility debt carrying a 13% interest rate;
        - $2.5 million outstanding under a revolving line of credit carrying a 13% interest rate;
        -       $2.3 million to pay key food and paper distributors; and
        - remaining amount to be used primarily to pay certain other existing vendors

Joe Stein, executive vice president and chief financial officer commented, "The completion of this private placement allows us to improve our relationship with key suppliers and move forward on certain purchasing projects that will reduce our food and other costs. Additionally, we will use a portion of the proceeds to reduce amounts due to our lender group, which will result in a reduction of interest expense in excess of $1.3 million annually.

Rick Fortman, president and chief operating officer, stated, "The receipt of the private placement funds will allow us to concentrate on improving restaurant operations and focus on reducing costs associated with food, paper and labor."


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Checkers  Drive-In  Restaurants,  Inc.,  along  with its  franchisees,  operates approximately 475 double drive-thru restaurants primarily located in the Southeast.


































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